CONSULTING AGREEMENT

THIS AGREEMENT made effective as of 1st September, 2011.

BY AND BETWEEN:

MANAS PETROLEUM CORPORATION, a company incorporated under the laws of Nevada, USA, having its principal place of business at Bahnhofstrasse 9, Baar, Switzerland, (hereinafter called the “Company”)

OF THE FIRST PART

AND:

BRISCO CAPITAL PARTNERS CORPORATION, a company incorporated under the laws of Alberta, Canada, having its registered office at of 400, 505 8th Avenue SW. Calgary, Alberta, T2P 1G2 (hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS the Company is a reporting company in the United States and Canada whose shares are posted and listed for trading on the TSX Venture Exchange (the “Exchange”) and listed for quotation on the OTC-BB;

WHEREAS the Consultant provides marketing and investment relations consulting services to companies whose shares are posted and listed for trading on the Exchange.

WHEREAS with effect from the effective date of this Agreement, the Company wishes to engage the services of the Consultant and to appoint the Consultant as a marketing and investor relations consultant and advisor and the Consultant has agreed to be engaged by the Company on the terms and conditions hereinafter set forth; and,

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.	DUTIES AND DEVOTION OF TIME

1.01

The Consultant acknowledges and agrees that the work of the Consultant is and will be of such a nature that regular hours may be difficult to adhere to and there may be occasions in which the Consultant will not be required to work a full eight hours per day and a full five days per week. It is also anticipated that there will be certain evenings, Saturdays, Sundays and holidays during which the Consultant will be required to work. The work of the Consultant is of an advisory and supervisory nature and accordingly the Consultant agrees that the consideration herein set forth will be in full and complete satisfaction for the Consultant’s work and services, no matter how or when performed, and the Consultant hereby releases the Company from any claims for overtime pay or compensation whatsoever which the Consultant might have by reason of any existing or future legislation or otherwise.

1.02

During the term of this Agreement, the Consultant shall assist in representing the Company at trade shows, liaising with the investment community, introducing the management of the Company to investors, and assisting in the presentation of information to those potential investors.

1.03

During the term of this Agreement, the Company may request that the Consultant organize and attend roadshows in various cities and at various locations. The Consultant will be responsible for coordinating all details related to these roadshows.

1.04	In conducting its duties under this Agreement, the Consultant will report to the Company’s President and will act consistently with his directives and policies.

1.05	In performance of services, Consultant shall comply with all applicable laws, including laws of Switzerland, Canada and USA concerning ethical business practices.

2.	TERM

2.01

The effective date of this Agreement is the date set out above and the engagement of the Consultant hereunder will from such date continue until terminated in accordance with the terms and provisions of this Agreement, but in any case not more than six months from the date hereof, unless extended by the parties in writing.

3.	REMUNERATION

3.01

In consideration of the services provided by Consultant under this Agreement, the Company shall pay the Consultant a monthly retainer of US$10,000 at the start of each month. An additional retainer of US$10,000 will be paid in the first month to offset up front Investor Relations duties. All fees are due upon receipt of the invoice at the start of each month and are non refundable.

3.02

Within a reasonable time following the Effective Date of this Agreement, the Company shall grant to the Consultant (or to a nominee that qualifies as an option grantee under applicable Exchange Policies) options to acquire 500,000 common shares at an exercise price equal to the closing price (last sale of the day) on August 31, 2011, for shares of the Company’s common stock on the OTC BB. The terms and conditions of such options shall be as determined by the Board of Directors of the Company and subject to the terms of the Company’s Stock Option Plan and a Stock Option Agreement on the Company’s form of stock option agreement. Notwithstanding the foregoing, the options shall vest in three installments - one third will vest six months after the Effective Date, one third will vest 12 months after the Effective Date and one third will vest eighteen months after the Effective Date.

3.03

The Consultant acknowledges it is an independent contractor, not an employee, and as such is solely responsible for the payment or remittance of all deductions, taxes and assessments relating to this engagement, and agrees to save the Company harmless from, and indemnify the Company for, any and all liability therefrom.

4.	REIMBURSEMENT FOR EXPENSES

4.01

The Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Consultant in or about the execution of the Company’s engagement, provided that such expenses are approved in advance by the President of the Company in writing.

5.	NOTICE

5.01	All notices, notifications, requests, and other communications required in this Agreement must be in writing and must be delivered in person or sent by facsimile or e-mail as follows:

To Company:	Manas Petroleum Corporation
Bahnhofstr. 9
6341 Baar, Switzerland
E-Mail: mvogel@manaspetroleum.com
Attention: Peter-Mark Vogel

To Consultant:	BRISCO CAPITAL PARTNERS CORPORATION
400, 505 8th Avenue SW.
Calgary, Alberta, T2P 1G2
Canada
E-Mail: --------------
Attention: Scott Koyich, President

5.02

All notices, notifications, requests, and other communications are deemed effective when delivered in person, and they are deemed effective 24 hours after transmission by e-mail, where satisfactory indication of receipt is received by sending Party. Either Party may change the above addresses and numbers by notifying the other Party.

6.	CONFIDENTIAL INFORMATION

6.01

Consultant shall keep confidential all non-public information provided by Company or any of its Affiliates, or information developed by Consultant hereunder. Such information shall be the property of Company or the appropriate Affiliate. Consultant shall not disclose such information to any third party except with Company’s Approval. Company shall own all intellectual property rights and copyrights in such information. This obligation shall not apply to information which is or becomes part of the public knowledge from a source other than Consultant.

6.02	For so long as Consultant is in possession of non-public information of the Company that is material information, the Consultant shall not trade in securities of the Company.

6.03	Consultant may not make any announcement or release any information respecting this Agreement or the Services, without Company’s Approval.

6.04	Consultant shall not use Company’s trademarks without Company’s Approval.

6.05

Upon termination of the Agreement or upon request of Company, Consultant shall return to Company all materials furnished by Company or any of its Affiliates, and Consultant shall surrender all information or data developed by Consultant pursuant to this Agreement, unless otherwise agreed, in writing, by Consultant and Company.

6.06

Company may disclose this Agreement, including the compensation provisions, to whomever Company determines has a legitimate need to know, including any governmental authority having jurisdiction over the Company or any of its Affiliates and any governmental authority of the Territory.

6.07	This Article 6 survives termination of this Agreement.

7.	TERMINATION OF AGREEMENT

7.01

Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Consultant may terminate this Agreement in its entirety at any time by giving the Company 30 days written notice of such intention to terminate.

7.02

The Company may terminate this Agreement in its entirety, with or without cause, for any reason whatsoever at any time by delivering to the Consultant 30 days notice of termination in writing and the Consultant does hereby agree that such notice is sufficient notice, and that the Company will not be liable to pay any further monies, notwithstanding that such termination may be without cause. The expression “such further monies” will include, without restricting the generality of the foregoing, additional fees, severance pay, bonuses, penalties and any or all other monies arising out of the engagement of the Consultant.

8.	MISCELLANEOUS

8.01	This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other party.

8.02

The substantive law of Nevada, USA without regard to any conflicts of laws principles that could require application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including the existence, validity, performance, breach, or termination of this Agreement.

8.03

The Parties shall use their best efforts to settle any dispute, claim, question, or disagreement arising from or relating to this Agreement. To this effect, the Parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of 15 days from date of notice of dispute, then, upon notice by any Party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered under the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Calgary, Alberta, Canada and the language of the arbitration shall be English.

8.04	All obligations of the Company and the Consultant under this Agreement are subject to the acceptance of this Agreement by the Exchange and such other regulatory authorities having jurisdiction.

8.05	This Agreement may not be amended or otherwise modified except by an instrument in writing signed by the parties hereto.

8.06

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions and representations whether written or oral of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as herein set out.

8.07	The titles of headings of the respective paragraphs of this Agreement shall be regarded as having been used for reference and convenience only.

8.08	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

MANAS PETROLEUM CORP.	BRISCO CAPITAL PARTNERS
CORPORATION

/s/ Peter-Mark Vogel	/s/ Scott Koyich
Peter-Mark Vogel, CEO	Scott Koyich, President